SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: October 31, 2007
Date of earliest event reported: October 30, 2007
MARTHA STEWART LIVING OMNIMEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15395	52-2187059
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11 West 42nd Street New York, NY		10036
(Address of principal executive offices)		(Zip Code)
(212) 827-8000
Registrant’s telephone number, including area code
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Adoption of 2008 Executive Severance Pay Plan
     The Compensation Committee of the Board of Directors of Martha Stewart Living Omnimedia, Inc. (the “Company”), approved the adoption of the Company’s 2008 Executive Severance Pay Plan (the “Plan”) on October 30, 2007. The Plan will take effect January 1, 2008 and will replace the Company’s 2005 Executive Severance Pay Plan, which will expire by its terms on December 31, 2007. The Plan will exclude Ms. Stewart, Ms. Lyne and Ms. Millard, each of whom has a severance arrangement pursuant to their respective employment agreements.
     Executives covered by the Plan will generally be eligible to receive severance benefits in the event such executive terminates such executive’s employment for good reason or if such executive’s employment is terminated by the Company other than an involuntary termination for cause or a termination in connection with a disability or death. “Good Reason” is a defined term under the plan and generally includes specified job-related diminutions, such as material reductions or material adverse alterations in title, duties or compensation, and required relocation. “Involuntary Termination for Cause” is also a defined term under the plan and generally includes termination in specified circumstances for failing to perform material duties, engaging in willful misconduct, being convicted of a felony, engaging in fraud against the Company or materially failing to comply with the Company’s employment policies and rules.
     The severance benefits under the Plan consist of the following:
•	continued payment of base salary until the 18-month anniversary of the executive’s termination of employment;

•	immediate vesting of all of the executive’s outstanding equity awards;

•	continuation of coverage under our health and life insurance plans (on the same terms and conditions as similarly situated actively employed employees) until the 18-month anniversary of the executive’s termination of employment (or, if earlier, until the executive becomes eligible for benefits of the same type under a plan of a subsequent employer); and

•	up to $30,000 of outplacement benefits.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC.
Date: October 31, 2007	By:	/s/ Gregory E. Barton
Gregory E. Barton
General Counsel & Secretary